Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan of our reports dated January 22, 2014, with respect to the consolidated financial statements and schedule of United Rentals, Inc. and the effectiveness of internal control over financial reporting of United Rentals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
May 7, 2014